UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/30/2010

Florida Bank Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53813

Florida	20-8732828
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 N. Franklin Street

Suite 2800

Tampa, FL 33602

(Address of principal executive offices, including zip code)

(813) 367-5270

(Registrant’s telephone number, including area code)

FBG Holding Company

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ms. Kathryn B. Pemble resigned as Senior Executive Vice President and Chief Credit Officer of Florida Bank Group, Inc. (the “Holding Company”) and Florida Bank (the “Bank”), a wholly-owned subsidiary of the Holding Company. Ms Pemble also resigned from the Board of Directors of the Bank. All resignations were effective June 30, 2010. Ms. Pemble’s decision to resign was not the result of any disagreement with the Bank or Holding Company. Ms. Pemble will continue to serve as a consultant to the Bank commencing on July 1, 2010. Mr. Dale Reid, currently Executive Vice President and Chief Risk Officer of the Bank and the Holding Company, will also hold the title of Chief Credit Officer.

Prior to joining the Bank and Holding Company and prior to his appointment as Executive Vice President-Chief Risk Officer for each, Mr. Reid served as Senior Vice President, Senior Credit Officer of Regions Financial Corporation, Tampa, Florida, since 2008. From 2006 until 2008, Mr. Reid served as Senior Vice President, Middle-Market Real Estate. From 2000 until 2006, Mr. Reid served as Executive Vice President, Commercial Banking Division & Bank Card Division for the Bankers Bank, Atlanta, GA. From 1986 until 2000, Mr. Reid was employed by AmSouth Bank (now known as Regions Bank) in various credit officer related positions.

Mr. Reid is a graduate of the Louisiana State University Graduate School of Banking as well as a graduate of Illinois State University with a Bachelor of Science in Business Administration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Bank Group, Inc.

Date: July 7, 2010	By:	/s/ John Garthwaite
John Garthwaite
Chief Financial Officer